                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          Superior Consultant Holdings
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075

                                                                   April 9, 1999

Dear Stockholder:

     It is my pleasure to invite you to attend the 1999 Annual Meeting of Stockholders of Superior Consultant Holdings Corporation. The meeting will be held at 4:00 p.m. local time on Thursday, May 6, 1999, at the Reno Hilton Hotel, 2500 East 2nd Street, Reno, Nevada, 89595.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describes the items of business which will be discussed during the meeting. It is important that you vote your shares whether or not you expect to attend the meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement and to vote your choices. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. If you attend the meeting and wish to vote in person, the ballot that you submit at the meeting will take the place of your proxy.

     I look forward to seeing you at the meeting. On behalf of the management and directors of Superior Consultant Holdings Corporation, I want to thank you for your continued support and confidence in the Company.

                                          Sincerely,
                                          RICHARD D. HELPPIE, JR.

                                          Richard D. Helppie, Jr.
                                          Chairman of the Board and Chief
                                          Executive Officer

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 6, 1999

To the Stockholders of Superior Consultant Holdings Corporation:

     The Annual Meeting of Stockholders of Superior Consultant Holdings Corporation, a Delaware corporation (the "Company"), will be held at the Reno Hilton Hotel, 2500 East 2nd Street, Reno, Nevada, 89595 on Thursday, May 6, 1999, at 4:00 p.m. local time for the following purposes, as more fully described in the accompanying Proxy Statement:

     1. To elect three directors to the Board of Directors of the Company, each to serve for a term of three years;

     2. To amend the Company's Long-Term Incentive Plan to increase the aggregate number of shares that may be issued under the Plan from 2,400,000 Shares to 4,000,000 Shares and to approve the Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Plan Amendment"); and

     3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of the Company's common stock, par value $0.01 per share, at the close of business on March 25, 1999, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, as more fully described in the Proxy Statement. For ten days prior to the meeting, a list of stockholders entitled to vote at the meeting with the address of and number of shares held by each will be kept on file (i) at the offices of the Company at 4000 Town Center, Suite 1100, Southfield, Michigan 48075, (ii) at the offices of the Company's transfer agent, Harris Trust and Savings Bank, located at 311 W. Monroe Street, Chicago, Illinois 60606 and (iii) at the meeting place at the Reno Hilton Hotel, 2500 East 2nd Street, Reno, Nevada, 89595 and will be subject to inspection by any stockholder at any time during usual business hours. The list will also be available for inspection by any stockholder during the meeting.

     Stockholders who cannot attend are urged to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

     The annual report of the Company for the fiscal year ended December 31, 1998 is being mailed to all stockholders of record and accompanies this Proxy Statement.

                                          For the Board of Directors,

                                          SUSAN M. SYNOR
                                          Secretary
                           -------------------------
Southfield, Michigan
April 9, 1999

                            YOUR VOTE IS IMPORTANT.
          PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY,
              WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

     The following information is provided in connection with the solicitation of proxies for the 1999 Annual Meeting of Stockholders of Superior Consultant Holdings Corporation, a Delaware corporation (the "COMPANY"(1)), to be held on May 6, 1999, and any adjournments thereof (the "ANNUAL MEETING"), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

                                VOTING OF SHARES

     This Proxy Statement and the accompanying proxy card are being mailed to stockholders, beginning on or about April 9, 1999, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "BOARD") for the Annual Meeting.

     Each share of the Company's common stock, par value $0.01 per share (the "COMMON STOCK"), represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. Please specify your choices by marking the appropriate boxes on the enclosed proxy card and signing it. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. To amend the Long-Term Incentive Plan, a majority of the shares of the Company's outstanding Common Stock entitled to vote at a meeting at which a quorum is present must be voted in favor of the Plan Amendment. Any other matters that may be submitted at the meeting shall be determined by a majority of the votes cast. Shares represented by proxies that are marked "withhold authority" with respect to the election of one or more nominees for election as directors or as to the Plan Amendment, and proxies which are marked to deny discretionary authority on other matters will not be counted in determining whether the requisite affirmative vote was obtained in such matters. If no directions are given and the signed card is returned, the persons named in the proxy card will vote the shares for the election of all listed nominees, in favor of the Plan Amendment and at their discretion on any other matter that may properly come before the meeting in accordance with their best judgment. If a broker or other nominee holding shares for a beneficial owner does not vote on a proposal (broker non-votes), the shares will not be counted in determining the number of votes cast. Stockholders voting by proxy may revoke that proxy at any time before it is voted at the meeting by delivering to the Company a proxy bearing a later date, by written revocation or by attending in person and casting a ballot.

     YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

     Proxies are solicited to give all stockholders of record on March 25, 1999 (the "RECORD DATE") an opportunity to vote on matters to be presented at the Annual Meeting. Shares can be voted at the meeting only if the stockholder is present or represented by proxy. As of the Record Date, 10,358,259 shares of Common Stock were issued and outstanding.

---------------

1Unless the context otherwise indicates, all references to the "Company" include the Company's two principal operating subsidiaries, Superior Consultant Company, Inc. ("Superior") and Enterprise Consulting Group, Inc.
 ("Enterprise").

                      MEETINGS OF THE BOARD OF DIRECTORS,
                   BOARD COMMITTEES AND COMMITTEE COMPOSITION

GENERAL

     The business affairs of the Company are managed under the direction of the Board. Members of the Board are kept informed through various reports and documents sent to them on a regular basis, through operating and financial reports routinely presented at Board and committee meetings by the Chief Executive Officer, Chief Financial Officer and other officers, and through other means.

     During 1998, the Board held three regularly scheduled meetings, four special telephonic meetings and acted by unanimous written consent on eight additional occasions.

     Biographical information on the director nominees and the directors serving unexpired terms is set forth herein under the caption "Item No. 1 -- Election of Directors."

COMMITTEES

     In October 1996 the Board formed the standing Audit Committee and the Compensation Committee to assist the Board in carrying out its duties. In February 1998 the Board formed the Nominating Committee to assist the Board in carrying out its duties.

     The NOMINATING COMMITTEE currently has three members, two of whom are independent, non-employee directors. Members of the committee are Richard P. Saslow, Reginald M. Ballantyne III and John L. Silverman, its Chairperson.

     The AUDIT COMMITTEE currently has three members, two of whom are independent, non-employee directors. Members of the committee are Mr. Saslow, Bernard J. Lachner and Douglas S. Peters, its Chairperson. The Audit Committee considers the adequacy of the internal controls of the Company and the objectivity and integrity of financial reporting and meets with the independent certified public accountants and appropriate Company financial personnel about these matters. This Committee met five times during 1998.

     The COMPENSATION COMMITTEE has four members, three of whom are independent, non-employee directors. Members of the committee are Mr. Lachner, Mr. Silverman, Kenneth S. George and Richard D. Helppie, Jr., who is the Chairman and Chief Executive Officer of the Company. This committee monitors and makes recommendations to the Board with respect to compensation programs for directors and officers, administers compensation plans for executive officers, and provides oversight with respect to compensation and employee benefit plans. Its Report on Executive Compensation is set forth herein under the caption "Compensation Committee Report on Executive Compensation." The committee has constituted a subcommittee, consisting of the three independent, non-employee directors (the "EXECUTIVE OPTION SUBCOMMITTEE," with responsibility for determining the nature, timing and amount of awards and grants under the Company's Long-Term Incentive Plan (the "Incentive Plan") to those employees subject to the requirements of Section 16(b) under the Securities Exchange Act. The Compensation Committee met two times during 1998.

COMPENSATION OF DIRECTORS

     Pursuant to the terms of the formula program of the Long-Term Incentive Plan, each director of the Company who is not otherwise employed by the Company automatically will be granted an option to purchase 5,000 shares of Common Stock upon the first day of the next fiscal quarter after the quarter in which the director joined the Board and again on the first day of that same quarter in each subsequent fiscal year of his or her appointment to the Board of Directors during his or her term, for so long as he/she remains a director. The options will have an exercise price equal to the fair market value of the Common Stock as of the grant date. Of the options to purchase 5,000 shares of Common Stock, options to purchase 3,000 shares will be fully vested on the date of the grant. The remaining option to purchase 2,000 shares will become fully vested on the first anniversary of the date of the grant, provided that the director/grantee shall have attended all regularly scheduled meetings of the Board and shall have participated in not less than 80% of all Board conference calls scheduled on notice of not less than 48 hours.

     Directors are also reimbursed for travel expenses incurred in connection with attending board and committee meetings.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     Pursuant to the Company's Certificate of Incorporation the number of directors shall be not less than three (3) nor more than fifteen (15), with the actual number being set from time to time by the Board. The Board has determined that the number of directors of the Company shall currently be set at nine. The three employee directors on the Board are the Company's Chief Executive Officer, Vice President/General Counsel and Executive Vice President/Vice Chairman. The Board is divided into three classes with staggered, three-year terms so that the term of one class expires at each annual meeting of stockholders. Directors are elected by a plurality of the votes cast.

     The following nominees have been selected and approved by the Board for submission to the stockholders: Richard D. Helppie, Jr., Richard P. Saslow and
C. Everett Koop, each to serve a three-year term expiring at the 2002 Annual Meeting. Except as otherwise specified in the proxy, proxies will be voted for election of these nominees.

     If a nominee becomes unable or unwilling to serve, proxies will be voted for election of such person as shall be designated by the Board; however, management knows of no reason why any nominee should be unable or unwilling to serve. All of the nominees have consented to be named as nominees and to serve as directors if elected.

     A brief listing of each nominee and each director serving an unexpired term follows.

                         NOMINEES FOR ELECTION AT THIS
                       MEETING TO TERMS EXPIRING IN 2002:
                THE BOARD RECOMMENDS A VOTE "FOR" THESE NOMINEES

     Richard D. Helppie, Jr. (age 43) has served as Superior's President and Chief Executive Officer since he founded Superior in May 1984. Mr. Helppie also founded Unitive, which was the predecessor company to Enterprise and which is now a wholly owned subsidiary of Superior Consultant Holdings Corporation. Mr. Helppie currently serves as Enterprise's Chairman, President and Chief Executive Officer. Mr. Helppie also serves as Chairman and Chief Executive Officer, and is a Director, of the Company. Mr. Helppie has more than 24 years of experience in the healthcare and information systems industries.

     Richard P. Saslow (age 52) has served as a Director of the Company since August 1996. Mr. Saslow practiced business law and commercial litigation with the firm of Butzel Long, PC from January 1991 to January 1997. Prior to that period, Mr. Saslow practiced law with the firm of Butzel, Keidan, Simon, Meyers & Graham from 1974 to 1990. Mr. Saslow joined the Company in January 1997 and has served since that time as Vice President and General Counsel.

     C. Everett Koop (age 82) has served as a Director of the Company since May 1998. Since 1992, Dr. Koop has served as the McInerney Professor of Surgery at the Dartmouth Medical School and as Senior Scholar at the C. Everett Koop Institute at Dartmouth. Dr. Koop is also a frequent lecturer on healthcare topics. An internationally respected pediatric surgeon, Dr. Koop was Surgeon-in-Chief of the Children's Hospital of Philadelphia from 1948 to 1981 and Editor-in-Chief of the Journal of Pediatric Surgery from 1964 to 1976. Dr. Koop was Surgeon General of the United States from 1981 to 1989. He was also appointed Director of the Office of International Health in May 1982. Dr. Koop is also the recipient of numerous honors and awards, including 35 honorary doctorates. Dr. Koop is currently the Chairman of the Board for drkoop.com, Inc., an Internet solutions and services company.

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 2000:

     Douglas S. Peters (age 55) has served as a Director of the Company since August 1996. Mr. Peters has served as the President and Chief Executive Officer of Jefferson Health System since its 1995 merger with Main Line Health, Inc. Previous to that, Mr. Peters served in the same capacity for Main Line Health, Inc. Mr. Peters was a Senior Vice President with Blue Cross Blue Shield of Illinois and prior to that was the

President and CEO of Henry Ford Health System. Mr. Peters has 32 years of healthcare industry experience. Mr. Peters is also a director of the Philadelphia Contributionship. Mr. Peters is a Fellow of the American College of Healthcare Executives ("ACHE").

     Bernard J. Lachner (age 71) has served as a Director of the Company since August 1996. Mr. Lachner has served as the chairman of Superior's advisory council since 1993. From July 1972 until his retirement in November 1992, Mr. Lachner served as the Chief Executive Officer of Evanston Hospital Corporation. Other directorships include subsidiaries of Allstate Insurance and St. Joseph Health System. Mr. Lachner founded Ohio State University's graduate program in Health Services Administration and served as its first director. He is a Fellow of ACHE, and is a past member of its Board of Governors. He has also served as the Chairman of American Hospital Association ("AHA"). Mr. Lachner is also a member of the Healthcare Hall of Fame.

     Charles O. Bracken (age 49) has served as a Director of the Company since January 1, 1999. Mr. Bracken currently serves as Vice Chairman and Executive Vice President of the Company. Mr. Bracken joined Superior in March 1987 and has from that time served as Executive Vice President of Superior. Mr. Bracken has more than 28 years of experience in the healthcare and information systems industries. Prior to joining Superior, Mr. Bracken spent three years as vice president of marketing of a healthcare information software firm, preceded by 10 years of related experience in healthcare information systems management, including positions as Chief Information Officer for single and multi-hospital corporations.

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 2001:

     Reginald M. Ballantyne III (age 55) has served as a Director of the Company since August 1996. Mr. Ballantyne was initially appointed to Superior's Advisory Council in 1995. He has held the position of President of PMH Health Resources, Inc. since 1984. Prior to that, Mr. Ballantyne served as President of Phoenix Memorial Hospital. Mr. Ballantyne was elected Chairman of the AHA in 1997 and served as Speaker of the AHA House of Delegates in 1998. He is a Fellow of ACHE and a recipient of the ACHE Gold Medal Award for Management Excellence. Mr. Ballantyne also served as a member of the national Board of Commissioners for the Joint Commission on Accreditation of Healthcare Organizations and as Chairman of the AHA Committee of Commissioners.

     Kenneth S. George (age 50) has served as a Director of the Company since November 1997. Mr. George is currently a General Partner for Riverside Acquisition, L.L.C. From 1994 to 1995, Mr. George served as Chairman and Chief Executive Officer for AmeriStat, Inc. which was sold in October, 1995 to Med Trans., a subsidiary of Laidlaw. From 1988 through its sale to Healthtrust, Inc. in 1994, Mr. George was Chairman and CEO of Epic Healthcare Group. Mr. George is the founding Director of the Texas Lyceum Association and served as a member on the Board of Managers for the Dallas County Hospital District. Mr. George also currently serves as a State Representative in the Texas House of Representatives.

     John L. Silverman (age 57), has served as a Director of the Company since October 1997. Mr. Silverman is currently an independent consultant to the healthcare industry. From 1995 through 1997, he served as Chief Executive Officer of AsiaCare, Inc., a southeast Asian healthcare investment company. From 1990 to August, 1997, he was the Vice President and Chief Financial Officer of Chi Systems, Inc., a healthcare consulting company. Mr. Silverman is currently a director of Integrated Health Services, Inc., MHM Services, Inc. and Chi Laboratory Systems, Inc.

              ITEM NO. 2 -- AMENDMENT TO LONG TERM INCENTIVE PLAN

PROPOSAL

     The Board of Directors of the Company has adopted, subject to stockholder approval, the Second Amendment to the Superior Consultant Holdings Corporation Long-Term Incentive Plan (the "INCENTIVE PLAN"). In the event that stockholder approval is received, the Incentive Plan would be amended as set forth in Appendix A.

DISCUSSION OF AMENDMENT

     The purpose for amending the Incentive Plan is to increase the number of shares available for grant thereunder. In addition, the Board of Directors is seeking the approval of the Incentive Plan by the stockholders to ensure compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended ("CODE").

     The Company's successful growth and development depends in a large part on the Company's ability to recruit and retain highly skilled consulting professionals. The market for consultants skilled in areas critical to the Company's clients is extremely tight. Many of the Company's competitors have greater financial resources than the Company and are able to bring those resources to bear in competition for hiring consulting personnel. The Company believes that its ability to issue equity options as incentive compensation greatly increases the Company's ability to recruit, motivate and retain skilled consultants in this extremely competitive environment.

     Under the Incentive Plan, a total of 2,400,000 shares of common stock currently have been made available for issuance. As of March 31, 1999, a total of 82,648 shares have been issued pursuant to the options granted under the Incentive Plan and options to acquire another 1,847,480 shares are currently outstanding. In addition, the Company has committed to grant options to acquire another 150,000 shares. Thus, as of March 31, 1999, only 319,872 shares remain eligible for future grant. Because of the Company's decision to make the Incentive Plan available to greater numbers of employees, the issuance of options in connection with acquisitions, and the Company's anticipated needs for flexibility in compensating its key employees in the future and otherwise as needed to sustain future growth in the Company's operations, the Board of Directors believes that the Company needs to have a significant quantity of available shares for future grants. Accordingly, the Board has adopted an amendment to increase to 4,000,000 the aggregate number of shares available for issuance under the Incentive Plan.

     As of March 31, 1999 the market value of the 1,600,000 additional shares to be made available for issuance under the Incentive Plan was $54,600,000. Cash payments received by the Company under the Incentive Plan will be used for general corporate purposes.

     The stockholders are also being asked to approve the Incentive Plan, and its amendments thereto, in order to ensure that the Incentive Plan continues to meet the statutory requirements of Code Section 162(m). In general, Section 162(m) of the Code disallows a publicly-held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to its chief executive officer and the four other officers whose compensation is disclosed in its annual proxy statement, subject to certain exceptions. Under
Section 162(m), compensation that qualifies as "performance based compensation" is not subject to the $1 million limitation. One of the conditions required to qualify compensation paid pursuant to grants and awards under the Incentive Plan as "performance-based compensation" is stockholder approval of the Incentive Plan. However, for companies that become publicly-held in connection with an initial public offering, the $1 million deduction limitation (and the stockholder approval request) will not apply during a transitional period to income recognized pursuant to a compensation plan that existed during the period in which the corporation was not publicly held. Because the Incentive Plan had been approved by the Company's stockholders before the initial public offering, grants and awards under the Incentive Plan have fallen under this special transitional rule for obtaining stockholder approval. Under the transitional rule, the Incentive Plan has to be resubmitted for stockholder approval on or before the Company's 2000 annual meeting (or, if earlier, upon the issuance of all common stock available under the initial term of the Incentive Plan). The stockholders are now being asked to approve the Incentive Plan, and the amendments thereto, to ensure that it will continue to qualify under the statutory requirements of Section 162(m).

DESCRIPTION OF THE PLAN

General

     The purpose of the Incentive Plan, which was originally adopted by the Board of Directors of the Company and approved by the stockholders in October, 1996, is to assist the Company in attracting and retaining key employees, and also independent contractors, non-employee directors and consultants, and to give such persons a greater proprietary interest in, and closer identity with, the Company and its financial success. The Incentive Plan authorizes the Company to make grants ("Awards") of Incentive Stock Options (within the meaning of Section 422 of the Code), Non-Qualified (or non-statutory) Stock Options (the Incentive and Non-Qualified Stock Options issued under the Incentive Plan are referred to collectively as "Options"), Restricted Stock, Stock Appreciation Rights ("SARs"), Performance Awards and Cash Awards.

ADMINISTRATION OF THE INCENTIVE PLAN

     The Incentive Plan is administered by a committee of the Board of Directors consisting of four Board members (the "Committee"). The Committee (except as described below) has complete discretion to determine which employees and non-employees will be recipients of Awards under the Incentive Plan (the "Participants") and to establish the terms, conditions and limitations of each Award (subject to the terms of the Incentive Plan and the applicable provisions of the Code), including the type and amount of the Award, the number of shares of common stock to be subject to Options or Restricted Stock, or the amount of cash to be included in the Award, the exercise price of any Options and the date or dates upon which the Options become exercisable or upon which any restrictions applicable to any common stock included in the Award lapse. The Committee also has full power to construe and interpret the Plan and the Awards granted under the Plan, and to establish rules and regulations necessary or advisable for its administration. The determination of the Committee with respect to any matter under the Plan to be acted upon by the Committee is final and binding.

     Awards under the Incentive Plan may be granted only to key employees and key non-employees (non-employee directors, consultants, or independent contractors) of the Company and its subsidiaries. The Committee will determine whether a particular employee or non-employee qualifies as a "Key Employee" or "Key Non-Employee." Awards may be granted to a prospective employee, conditioned upon such person becoming an employee. The Committee has delegated to the Executive Option Subcommittee full responsibility and authority with respect to Awards to executive officers.

     The Board may amend the Plan in any respect, except that the following changes may not be made without stockholder approval: (i) the maximum number of shares available for Awards may not be increased (except upon stock splits and dividends, combinations and similar events), (ii) the requirements as to eligibility may not be materially modified, (iii) the benefits to Participants may not be materially increased, (iv) the period during which Incentive Options may be granted or exercised may not be extended, and (v) the class of employees eligible to receive Incentive Options may not be modified.

Terms and Conditions of Awards under the Incentive Plan

     Awards under the Incentive Plan may consist of any combination of one or more Incentive or Non-Qualified Options, Restricted Stock, SARs, Performance Awards or Cash Awards, on a stand alone, combination or tandem basis. The Committee may specify that Awards other than Options will be paid in cash, shares of common stock, or a combination of cash and common stock.

     The Committee is permitted to cancel any unexpired, unpaid, unexercised or deferred Awards at any time if a Participant (a) provides services for a competitor, (b) discloses confidential Company information, or (c) fails to disclose and convey to the Company any invention or idea developed by the Participant during employment by the Company and relating to the business of the Company. Unless otherwise described below for Options, or as may be provided in the Award, all unexpired, unpaid, unexercised or deferred Awards will be canceled immediately if a Participant ceases his or her employment with the Company and its subsidiaries, except for (a) retirement under a Company retirement plan, (b) retirement in the best interest of the Company (as determined by the Company's chief executive or other designated senior officer), or (c) termination of the Participant's employment upon his or her death or disability. Upon retirement under a Company retirement plan or termination in the best interests of the Company, the Committee may permit Awards to continue, and may accelerate exercisability and vesting. Upon the death or disability of a Participant, his or her estate or beneficiaries (or the Participant in the case of disability) may exercise or receive benefits under the Award until the original expiration date as provided in the Award (or within one year in the case of Options) and the Committee may in its discretion accelerate the vesting or terminate the restrictions to which the Award is subject.

     Upon any change in the nature or number of outstanding shares of common stock due to stock split, stock dividend, merger, reorganization or similar event, adjustments will be made to the numbers of shares and the applicable exercise and base prices under outstanding Awards to prevent dilution or enlargement of the Awards previously granted.

     Both Incentive and Non-Qualified Options may be granted pursuant to the Incentive Plan. Incentive Options must have an exercise price per share equal to at least the fair market value of a share at the time the Award is granted. As required by the Code, if an Incentive Option is granted to any Participant who owns more than ten percent of the voting power of the Company (a "Significant Stockholder"), then the exercise price per share to such Participant will be not less than one hundred ten percent (110%) of fair market value on the date of grant. Fair market value equals the closing sales price of the common stock on the date of grant. The exercise price for Non-Qualified Options will be determined by the Committee in its sole discretion on the date of grant, and, except as may be determined to be appropriate by the Committee pursuant to
Section 162(m) of the Code, may be less than fair market value. The maximum term of all Incentive Options granted under the Incentive Plan is ten years. (Incentive Options granted to a Significant Stockholder have a maximum term of five years.) The term of Non-Qualified Options may be set by the Committee in its discretion. No Options may be granted more than ten years from the date the Incentive Plan was adopted. Except as otherwise determined by the Committee, all Options are non-transferable and may be exercised during a Participant's lifetime only by the Participant.

     At the time an Option is awarded, the Committee will specify the date or dates upon which the Option, or portions of the Option, becomes exercisable. The permissible manner of payment for the purchase price upon exercise of the Option (such as cash, check, the transfer of previously owned, fully paid shares, or through a "cashless" exercise) will be set by the Committee in the particular Award agreement or by general rules.

     A Participant who ceases to be an employee or "Key Non-Employee" of the Company or its subsidiaries for any reason other than death, disability or termination "for cause" will be permitted to exercise any Option, to the extent it was exercisable on the date of such cessation, but only within three months of such cessation. A Participant who is terminated for "cause," as defined in the Incentive Plan, will immediately lose all rights to exercise any Options. If a Participant dies, his or her estate or personal representative may exercise the Option, to the extent it was exercisable on the date of death. If a Participant becomes permanently disabled, he or she may exercise an Option to the extent it was exercisable at the time of the onset of the disability or, if the Option vests periodically, to the extent it would have been exercisable as of the next vesting date. In the case of either death or disability, the Option must be exercised within twelve (12) months after the date of death or onset of disability, and prior to the original expiration date of the Option.

     The Committee may award shares of common stock (or grant an Award denominated in units of common stock) on a restricted basis. The terms of a Restricted Stock Award, including the consideration, if any, to be paid by the Participant to acquire the stock and the restrictions placed upon such shares and the time or times or event or events upon which such restrictions will lapse, will be determined by the Committee at the time the Award is made and will be described in the Award agreement. After the Restricted Stock is awarded, the Participant will be a stockholder with respect to such stock, and will have rights to vote and receive dividends with respect to such stock. Shares of Restricted Stock may not be transferred, assigned or pledged prior to the lapse of the applicable restrictions. The Committee, in its discretion, may accelerate the date on which the restrictions lapse.

     The Committee may award SARs either alone, in tandem or in combination with an Option or other Award. An SAR will permit the Participant to receive, upon exercise, cash or shares of common stock equal in value to the excess of the fair market value of a share of common stock as of the exercise date over the base price set by the Committee at the time the SAR is granted, multiplied by the number of shares of common stock then being exercised under the SAR. The base price will be at least the fair market value of a share of common stock on the date of grant, unless a lower base price is approved by the Board of Directors. SARs will become exercisable upon the date or dates, or the occurrence of the events, set by the Committee at the time of grant. An SAR may only be exercised by the Participant or, if applicable, by the Participant's personal representative.

     Under the provisions of the Incentive Plan, all members of the Board of Directors who are not employees of the Company will receive an Option to purchase 5,000 shares upon the first day of the next fiscal quarter after the quarter in which the director joined the Board. Each continuing non-employee member of the Board of Directors will receive an additional Award of an Option to purchase 5,000 shares upon each anniversary of the date of the first grant. 3,000 shares of each Option issued to a non-employee member of the Board of Directors will become exercisable immediately upon grant. The remaining option to purchase 2,000 shares will be exercisable on the first anniversary of the date of grant, provided the Board member attended all regularly scheduled meetings of the Board and participated in 80% or more of all conference calls scheduled by the Board on 48 hours or more notice. Failure to satisfy such criteria shall result in the lapse of the option to purchase the remaining 2,000 shares.

     The Committee may award Performance Awards or Cash Awards under the Incentive Plan, subject to restrictions and conditions and other terms as determined by the Committee at the time of the Award. The Committee may use business criteria and other measures of performance it deems appropriate in establishing any conditions, and may exercise its discretion to increase or decrease the amounts payable under any Awards subject to performance conditions, except as otherwise may be limited in the case of a Performance Award intended to qualify under Code Section 162(m). A Performance or Cash Award will be subject to cancellation or forfeiture upon the terms set forth above.

Federal Income Tax Effects

     Under the Code, as presently in effect, the grant of an Option or SAR or the award of Restricted Stock under the Incentive Plan will not generate federal income to a Participant or a deduction to the Company.

     Upon exercise of a Non-Qualified Option or an SAR, the Participant will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the Option and the fair market value of the Company's common stock on the exercise date or, in the case of an SAR, equal to the amount of payment received from the Company (less any exercise price, if applicable). The Company will be entitled to a tax deduction in the same amount as is recognized by the Participant and at the same time, provided the Company includes and reports such amounts on a timely filed Form W-2 or Form 1099-MISC (or similar such IRS form filing). Upon a disposition of shares acquired upon exercise of a Non-Qualified Option, any amount received in excess of the fair market value of the shares at the time of exercise of the Option generally will be treated as long-term or short-term capital gain, depending on the holding period of the shares. The Company will not be entitled to any tax deduction upon such subsequent disposition.

     In the case of Incentive Options, the Participant typically recognizes no ordinary income on the date of grant or exercise. If the Participant holds the stock acquired through exercise of an Incentive Option for one year from the date of exercise and two years from the date of grant, the Participant will thereafter recognize long-term capital gain or loss upon a subsequent sale of the stock, based on the difference between the Incentive Option's exercise price and the sale price. If the stock is sold before the requisite holding period, the Participant will recognize ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value upon the date of exercise. The Company generally will be allowed a business expense deduction only if, and to the extent, the Participant recognizes ordinary income.

     For Awards of Restricted Stock, the fair market value of the stock is not taxable to the Participant as ordinary income until the year the Participant's interest is freely transferable or no longer subject to a substantial risk of forfeiture. Section 83 of the Code, however, permits a Participant to elect to have the fair market value of the stock taxed as ordinary income in the year the Award is received. Dividends on Restricted Stock are treated as ordinary income at the time paid. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the Participant.

     Upon the grant of a Performance or Cash Award, the Participant will recognize ordinary income equal to the amount of the award, which amount will be includable in the Participant's taxable income in the year such cash award is paid. The Company will be entitled to a deduction in the same year equal to the amount of the Award.

Vote Required: Directors' Recommendation

     The Second Amendment to the Incentive Plan becomes effective on its approval by the Company's stockholders. Approval of the Second Amendment to the Incentive Plan, and approval of the Incentive Plan for Code Section 162(m) purposes, requires the affirmative vote of the holders of a majority of the Shares of common stock outstanding as of the Record Date and present in person or by proxy at the May 6, 1999 annual meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SECOND AMENDMENT TO THE INCENTIVE PLAN AND APPROVAL OF THE INCENTIVE PLAN FOR CODE SECTION 162(M) PURPOSES. THE PROXIES SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE SECOND AMENDMENT TO THE INCENTIVE PLAN AND APPROVAL OF THE INCENTIVE PLAN FOR CODE
SECTION 162(M) PURPOSES, UNLESS A CONTRARY CHOICE IS SPECIFIED IN THE PROXY.

                      OTHER MATTERS TO COME BEFORE MEETING

     If any matter not described herein should properly come before the meeting, the persons named in the proxy card will vote the shares in accordance with their best judgment. At the time this Proxy Statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

RESPONSIBILITIES AND COMPOSITION OF THE COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for (i) establishing compensation programs for the executive officers of the Company designed to attract, motivate and retain key executives responsible for the Company's success; (ii) administering and maintaining such programs in a manner that will benefit the long-term interests of the Company and its stockholders; and (iii) determining the compensation of the Company's Chief Executive Officer. The Committee is composed of four directors. Three of these directors have never served as employees of the Company. The fourth member of the Committee is the Company's Chief Executive Officer.

     This report describes the philosophy that underlies the cash and equity-based components of the Company's executive compensation program. It also describes the details of each element of the program, as well as the rationale for compensation paid to the Company's Chief Executive Officer and its executive officers in general.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Committee believes that the Company's executive officer compensation should be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork that help build value for the Company's stockholders. Within this overall philosophy, the Committee bases the compensation program on the following principles:

     COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

     The Company's executive compensation program is designed to link executive pay to Company performance and to provide an incentive to executives to manage the Company with a principal view to enhancing stockholder value.

     Generally, the Company's executive compensation program makes a significant portion of each executive's cash compensation contingent upon growth and improvement in the Company's results of operations, with the potential to earn exceptional rewards for exceptional performance. More specifically, the program is designed to provide compensation for meeting and exceeding internal goals and to provide incentives to increase the market value of the Company's Common Stock. The program is also designed to attract and retain talented executives who are essential to the Company's long-term success within a highly competitive industry that demands unique talents, skills and capabilities.

     Compensation criteria are evaluated annually to ensure they are appropriate and consistent with the business objectives which are important in meeting the Company's earnings per share, operating profits and revenue goals and in enhancing stockholder value. The Company's executive compensation policies and programs are intended to: (i) provide rewards contingent upon Company and individual performance; (ii) link executive compensation to sustainable increases in and the preservation of stockholder value; (iii) promote teamwork among executives and other Company employees; (iv) retain a strong management team; and (v) encourage personal and professional development and growth.

     BASE SALARY. The Committee reviews the compensation of each of its executive officers not less than annually. The Committee's review takes into consideration both the Company's performance with respect to earnings per share, operating profits and revenue, and also the duties and performance of each executive. In making salary recommendations or decisions, the Committee exercises its discretion and judgment based on the foregoing criteria, without applying a specific formula to determine the weight of each factor considered. The Committee also considers equity and fairness when comparing base salaries of executives.

     INCENTIVE BONUSES. In 1998, the Board revised and continued its compensation program based on certain financial performance criteria, including revenue growth, profitability and performance of target goals. Each of the Company's Named Executive Officers (as defined below) was covered under the 1998 compensation program. Named Executive Officers have annual and other periodic bonus opportunities equal to between $110,000 and $160,000. The bonus paid to Messrs. Helppie, Bracken and Tashiro, if any, is discretionary up to the dollar levels in their respective bonus plans.

     LONG-TERM INCENTIVE COMPENSATION PLAN

     The Committee believes that the granting of stock options and other forms of equity compensation is an important method of rewarding and motivating management by aligning management's interests with those of the Company's stockholders on a long-term basis. In addition, the Committee recognizes that the Company conducts its business in an increasingly competitive industry and that, in order for the Company to remain highly competitive and at the same time pursue a high-growth strategy, it must employ the best and most talented executives and managers who possess demonstrated skills and experience. The Company believes that stock options and other forms of equity compensation have given and continue to give the Company a significant advantage in attracting and retaining such employees. The Committee believes the Incentive Plan is an important feature of the Company's executive compensation package. Under the Incentive Plan, the Committee's stock option subcommittee may grant options and other forms of equity compensation to executive officers who are expected to contribute materially to the Company's future success. In determining the size of stock option and other equity grants, the subcommittee focuses primarily on the Company's performance and the perceived role of each executive in accomplishing such performance objectives, as well as the satisfaction of individual performance objectives.

     The Committee intends to continue using stock options and other forms of equity compensation as the primary long-term incentive for the Company's executive officers. Because they generally provide rewards to executives only to the extent the Company's stock price increases after the options or other equity awards are granted the Committee feels that stock options and other equity awards granted under the Incentive Plan are an appropriate means to provide executives with incentives that closely align their interests with those of stockholders and thereby encourage them to promote the ongoing success of the Company. The Committee also feels that the Incentive Plan should be amended as proposed in Item 2 to ensure that an adequate supply of shares is available in the future.

     In February 1999, the Board authorized the creation of the Non-Statutory Stock Option Plan (the "Non-Statutory Plan") and reserved 1,000,000 shares of Common Stock for issuance under the Non-Statutory Plan. Under the Non-Statutory Plan, the Company may grant stock options in connection with acquisitions by the Company and other special circumstances. The Non-Statutory Plan has substantially the same form, terms and substance as the Company's Incentive Plan, except that grants issued under the Non-Statutory Plan will not qualify as "incentive stock options" for tax purposes, and directors and executive officers of the Company are not eligible to receive grants under the Non-Statutory Plan. The Board authorized the Non-Statutory Plan in order to meet any expedient incentive compensation needs which might arise in the interim pending approval of the Plan Amendment.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     It is the responsibility of the Committee to address the provisions of
Section 162(m) of the Internal Revenue Code which, except in the case of "performance-based compensation" and certain other types of compensation, limit to $1,000,000 the amount of the Company's federal income tax deduction for compensation paid to the Chief Executive Officer and the other four most highly paid executive officers. Because the reliance period with respect to the Company's Incentive Plan is expiring shortly, the stockholders are being asked to approve the Incentive Plan, along with certain amendments thereto, to ensure that compensation related to options granted under the Incentive Plan is not otherwise subject to the deduction limitations under Section 162(m) of the Code.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer's salary, bonus and long-term awards follow the policies set forth above. For the 1998 fiscal year, Mr. Helppie's base salary was $325,000. Mr. Helppie earned a bonus in the amount of $20,000 in 1998. He also received $4,000 in profit sharing under the Company's 401(k) Plan. Mr. Helppie received incentive stock options to purchase 15,000 shares of Common Stock in 1998 at an exercise price equal to 110% of the fair market value on the date of the grant, and non-statutory stock options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of the grant. The options granted will vest at a rate of 20% per year.

     The foregoing report has been approved by all of the members of the Committee.(1)

                                          THE COMPENSATION COMMITTEE

                                          John L. Silverman, Chairperson
                                          Richard D. Helppie, Jr.
                                          Bernard J. Lachner
                                          Kenneth S. George

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Richard D. Helppie, Jr. is the Company's Chief Executive Officer, and has been a member of the Compensation Committee since August 1996. The Company did not have a Compensation Committee prior to August 1996. Prior to August 1996, Mr. Helppie, who then served as both a director and Chief Executive Officer, had responsibility for all decisions with respect to executive officer compensation.

---------------

1Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC"), neither the "Compensation Committee Report on Executive Compensation" nor the material under the caption "Stockholder Return Performance Graph" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act, as amended (the "Exchange Act"), nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act").

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the Nasdaq Market Index and a Company-selected peer group of providers of consulting and/or information services (the "Peer Group"). The graph assumes that $100 was invested on October 10, 1996 at a price of $16.00 per share, in each of the Company's Common Stock, the Nasdaq Market Index and the Peer Group, and that all dividends were reinvested.

         PERFORMANCE GRAPH FOR SUPERIOR CONSULTANT HOLDINGS CORPORATION

                  Prepared by Media General Financial Services
             Produced on March 31, 1999 including data to 12/31/98
LINE GRAPH

                                                        SUPERIOR                                            PEER GROUP INDEX
                                                       CONSULTANT                 NASDAQ MARKET             ----------------
                                                     HOLDINGS CORP.                   INDEX
                                                     --------------               -------------
10/10/96                                                 100.00                      100.00                      100.00
12/31/96                                                 154.69                      104.71                      116.55
12/31/97                                                 187.50                      128.08                      158.38
12/31/98                                                 271.88                      180.64                      272.72

-----------------------------------------------------------------------------------------------------------------------
                                                               10/10/96      12/31/96      12/31/97        12/31/98
-----------------------------------------------------------------------------------------------------------------------
 Superior Consultant Holdings Corporation                       $100.00       $154.69       $187.50       $271.88
-----------------------------------------------------------------------------------------------------------------------
 NASDAQ Market Index                                            $100.00        104.71        128.08        180.64
-----------------------------------------------------------------------------------------------------------------------
 Peer Group                                                     $100.00        116.55        158.38        272.72
-----------------------------------------------------------------------------------------------------------------------

NOTES:

(a) Peer Group return is weighted by market capitalization.

(b) The Peer Group is comprised of the common stock of the following companies:
    Cambridge Technology Partners, Inc.; Cerner Corporation; Computer Sciences Corporation; DAOU Systems, Inc.; First Consulting Group Inc.; International Business Machines; Mastech Corporation; The Metzler Group, Inc.; Renaissance Worldwide Corporation; Sapient Corporation; Shared Medical Systems Corporation; and Whittman-Hart, Inc.

(c) Claremont Technology Group, HBO & Company, and Renaissance Solutions, Inc. no longer appear in the Peer Group because they were the subject of business combinations in 1998. DAOU Systems, Inc. and First Consulting Group Inc. have been added since the Company's 1998 Proxy Statement. Each closed an initial public offering during or near the beginning of 1998.

                            MANAGEMENT COMPENSATION

GENERAL

     The following table sets forth all compensation awarded or earned by the Company's Chief Executive Officer and the three other most highly paid executive officers during the last three fiscal years (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                               ANNUAL COMPENSATION(1)            ------------
                                       --------------------------------------     SECURITIES
                             FISCAL                              OTHER ANNUAL     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR      SALARY       BONUS       COMPENSATION     OPTIONS(#)     COMPENSATION(3)
---------------------------  ------     ------       -----       ------------     ----------     ---------------
Richard D. Helppie, Jr....    1998     $325,000    $   20,000      $     0          25,000           $5,735
  Chief Executive Officer     1997      325,000             0            0               0            8,911
  and Chairman of the         1996      436,196     2,558,779            0               0            7,926
  Company
Charles O. Bracken........    1998      310,000        30,000            0          25,000           $5,692
  Executive Vice President    1997      290,000             0            0               0            8,911
  and Vice Chairman of the    1996      317,136       527,061            0               0            7,926
  Company
Robert R. Tashiro.........    1998      290,000        30,000            0          25,000           $5,648
  President of the Company    1997      220,000             0            0               0            8,729
  and Chief Operating         1996      204,493       364,745            0           5,000            7,926
  Officer of Superior
James T. House............    1998      150,000        51,183            0          25,000           $5,323
  Vice President, Chief       1997      110,000        75,455            0           7,272            8,263
  Financial Officer,          1996       95,000       120,413       13,556(2)       20,000            7,664
  Treasurer and Assistant
  Secretary of the Company

---------------
(1) Effective January 5, 1998, the Company entered into agreements with Messrs. Helppie, Bracken, Tashiro and House which provided them with aggregate annual compensation of $1,560,000, comprised of base salary and bonus compensation based on achievement of certain pre-determined performance criteria. These agreements are similar to agreements which the Company entered into with these three executives in October 1996 in connection with the Company's initial public offering. These previous agreements did not apply to amounts paid to these executives prior to the initial public offering.

(2) Consists of gain on exercise of stock options.

(3) Represents amounts paid by the Company during fiscal 1998 for (i) long-term and short-term disability insurance premiums as follows: Messrs. Helppie, Bracken and Tashiro -- $1,022 each and Mr. House -- $999; (ii) life insurance premiums for which the Company is not the beneficiary as follows:
    Mr. Helppie -- $713, Mr. Bracken -- $670, Mr. Tashiro -- $626 and Mr. House -- $324; and (iii) profit sharing contributions made by the Company as follows: Messrs. Helppie, Bracken, Tashiro and House -- $4,000 each.

EXECUTIVE OPTION GRANTS

     The following table contains information concerning the stock option grants made to each of the Named Executive Officers in 1998.

                          OPTION GRANTS IN FISCAL 1998

                                                  INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                              ----------------------------------------------------------       VALUE AT ASSUMED
                              NUMBER OF                                                     ANNUAL RATES OF STOCK
                              SECURITIES     PERCENT OF TOTAL     EXERCISE                  PRICE APPRECIATION FOR
                              UNDERLYING    OPTIONS GRANTED TO     PRICE                        OPTION TERM(1)
                               OPTIONS         EMPLOYEES IN         PER       EXPIRATION    ----------------------
           NAME                GRANTED         FISCAL 1998        SHARE(2)       DATE          5%          10%
           ----               ----------    ------------------    --------    ----------       --          ---
Richard D. Helppie,
  Jr. ....................      15,000             2.4%            $33.00      01/01/03     $ 79,350    $  229,800
Richard D. Helppie,
  Jr. ....................      10,000             1.6%             30.00      01/01/08      188,700       478,100
Charles O. Bracken........      25,000             4.0%             30.00      01/01/08      471,750     1,195,250
Robert R. Tashiro.........      25,000             4.0%             30.00      01/01/08      471,750     1,195,250
James T. House............      25,000             4.0%             30.00      01/01/08      471,750     1,195,250

---------------
(1) In accordance with SEC rules, these columns show gains that might exist for the option over the life of the option, a period of ten years (in all cases except Mr. Helppie's incentive stock option grants exercisable at $33.00 per share, which have a life of five years). This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to the named executive officers will be zero. A 5% or 10% annually compounded increase in the Company's stock price from the date of grant to the end of the option term would result in stock prices of $48.87 and $77.81 per share, respectively, in the case of the ten year options (or $38.29 and $48.32, respectively, in the case of Mr. Helppie's five year option).

(2) The options become exercisable at a rate of 20% per year, on the anniversary of the grant, over a five-year period.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning stock options exercised by the Named Executive Officers during 1998, as well as the value of unexercised options held by such persons on December 31, 1998. The values for in-the-money options (which represent the positive spread between the exercise price of any existing stock options and $43.50 per share, the closing price of the Common Stock as reported by the Nasdaq National Market on December 31, 1998) also are included.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                SHARES                             OPTIONS AT               IN-THE-MONEY OPTIONS AT
                               ACQUIRED                        DECEMBER 31, 1998               DECEMBER 31, 1998
                                 UPON         VALUE       ----------------------------    ----------------------------
            NAME               EXERCISE    REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----               --------    -----------    -----------    -------------    -----------    -------------
Richard D. Helppie, Jr.......     0            $0                0          25,000         $      0        $292,500
Charles O. Bracken...........     0             0                0          25,000                0         337,500
Robert R. Tashiro............     0             0            2,000          28,000           55,000         420,000
James T. House...............     0             0            9,454          42,818          247,263         776,587

---------------
(1) Calculated as the difference between the fair market value of the Company's Common Stock at the time of the option exercise and the exercise price.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Richard D. Helppie, Jr.'s 1998 compensation agreement provides for an annual salary of $325,000 and an annual bonus of an amount not more than $150,000. Mr. Helppie's compensation shall be subject to review of the Compensation Committee of the Board.

     Charles O. Bracken's 1998 employment agreement provides for his employment as Executive Vice President of the Company at an annual base salary of $310,000 and annual bonus of up to $160,000 per year. Under the employment agreement, Mr. Bracken is subject to noncompetition, nonsolicitation and nondisclosure covenants.

     Robert R. Tashiro's 1998 employment agreement provides for his employment as Senior Vice President and Chief Operating Officer of the Company at an annual base salary of $290,000 and an annual bonus of up to $110,000 per year. Under the employment agreement, Mr. Tashiro is subject to noncompetition, nonsolicitation and nondisclosure covenants.

     James T. House's 1998 employment agreement provides for his employment as a Vice President and Chief Financial Officer of the Company at an annual base salary of approximately $150,000. Mr. House also participated in the Company's Vice President Bonus Plan pursuant to which he was eligible to receive a base bonus of $65,000 (which base bonus was subject to increase or decrease based on performance as measured by revenue, profit and certain other criteria as set forth in the respective plans). Under the employment agreement, Mr. House is subject to noncompetition, nonsolicitation and nondisclosure covenants.

     The 1998 employment or compensation agreements with each Named Executive Officer provide salary continuation benefits in the event that the executive officer's employment is terminated by the Company for any reason other than gross misconduct, embezzlement or attempted embezzlement of money or property of the Company or a subsidiary or an affiliate, the executive officer's perpetration or attempted perpetration of fraud on the Company or a subsidiary or an affiliate, or the executive officer's participation in a fraud or attempted fraud on the Company. Upon such termination, the officer shall receive his base salary for a period of one year (two years in the case of Mr. Helppie) from the date of termination and his bonus, if any, earned up through and including the date of termination. In addition, any stock options granted up to the date of termination vest immediately upon termination, but no new stock options will be granted after the date of termination.

     The 1998 employment or compensation agreements with each Named Executive Officer also provide salary continuation benefits in the event that the executive officer's employment is terminated due to a Change in Control (as defined below) of the Company. Upon such termination, the executive officer will receive an amount equal to two times the full annual base salary in effect for the year of termination plus two times the full year's bonus opportunity in effect for the year of termination. In addition, stock options granted up to the date of termination vest immediately upon termination; however, no new stock options will be granted after the date of termination. A Change in Control is defined to include the acquisition by any person or group of 50% or more of the Company's then-outstanding voting securities, the approval by the stockholders of a merger, consolidation, recapitalization or reorganization of the Company that would result in a transfer of more than 25% of the total voting securities, and the approval by the stockholders of a liquidation of the Company or sale of more than 50% of the Company's assets.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1995, Superior loaned Mr. Bracken $500,000, evidenced by a term promissory note bearing interest at 7.71% per annum. The note provides for equal annual payments of principal and interest of $50,000, payable on December 31 of each year beginning December 31, 1995 with the entire unpaid principal balance due on December 31, 2015. At the option of the Company, the entire outstanding indebtedness under the note may be accelerated in the event that Mr. Bracken's employment with the Company is terminated. The largest amount of indebtedness outstanding under such note during fiscal 1998 was $453,000 and as of December 31, 1998 was $439,000.

     In April 1995, Superior loaned to Mr. Tashiro $250,000, evidenced by a term promissory note, bearing interest of 7.71% per annum. The note provides for equal annual payments of $25,000, payable on December 31 of each year beginning December 31, 1995 with the entire principal balance due on December 31, 2015. At the option of the Company, the entire outstanding indebtedness under the note may be accelerated in the event that Mr. Tashiro's employment with the Company is terminated. The largest amount of indebtedness outstanding under such note was $226,000 during fiscal 1998 and as of December 31, 1998 was $219,000.

     In 1996 the Company entered into a tax indemnification agreement with the S corporation shareholders of Superior which provides for, among other things, the indemnification of each such shareholder for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) and the repayment to the Company of any amounts received as refunds, resulting from Superior's operations during the period in which it was an S corporation. Management believes that the Company's maximum exposure pursuant to this agreement is not material.

     In 1998, the Company chartered aircraft from Clearwater Aviation, Inc., of which Mr. Helppie is sole stockholder. Payments under this arrangement totaled approximately $36,000 in 1996, $224,000 in 1997, and $622,000 in 1998. This
arrangement was approved by a majority of all of the independent and disinterested members of the Board of Directors.

     Mr. Saslow, a Director, was a shareholder in the law firm of Butzel Long, PC, Detroit, Michigan. Butzel Long and Mr. Saslow's prior firm Butzel, Keidan, Simon, Myers & Graham, have been outside general counsel to Superior since 1985 and Enterprise since 1993. Mr. Saslow joined the Company as a vice president and general counsel in January 1997.

     Mr. Peters, a Director, is the President of Jefferson Health System, a non-profit organization which, from time to time, is a client of the Company.

     Mr. Ballantyne serves as president of PMH Health Resources, the parent company of PMH Health Services Network, a client of the Company. PMH Health Services Network purchased workflow re-design services from Chi Systems, Inc., which was acquired by the Company in 1997. PMH Health Services Network paid Superior Consultant Company, Inc. a total of $200,000 for the workflow re-design project which was completed in 1998. There are no other projects currently pending between PMH Health Services Network and the Company.

     In 1998, the Company recognized revenue of approximately $1.5 million from drkoop.com, Inc. Dr. Koop, the Chairman of drkoop.com, Inc., is a Director of the Company, and Mr. Helppie serves on the Board of Directors of drkoop.com, Inc. In addition, the Company has an equity investment in drkoop.com, Inc., for which it paid approximately $6.0 million.

                         STOCK OWNERSHIP OF DIRECTORS,
                    EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 25, 1999 by: (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each of the Company's directors and nominees for directors; (iii) each of the Named Executive Officers; and (iv) all directors and named executive Officers of the Company as a group. (Each person named below has an address in care of the Company's principal executive offices.) The Company believes that each person named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such holder, subject to community property laws where applicable.

                                                                SHARES BENEFICIALLY OWNED(1)
                                                                -----------------------------
                  NAME OF BENEFICIAL OWNER                        NUMBER             PERCENT
                  ------------------------                        ------             -------
Richard D. Helppie, Jr.(2)(3)...............................     3,180,124             30.7
GEOCAPITAL, LLC(4)..........................................     1,107,425             10.7
AMVESCAP PLC(5).............................................       678,100              6.5
Charles O. Bracken(3).......................................       321,378              3.1
Robert R. Tashiro(3)........................................       156,610              1.5
John L. Silverman(3)........................................        23,519                *
James T. House(3)...........................................        23,403                *
Reginald M. Ballantyne III(3)...............................        11,000                *
Bernard Lachner(3)..........................................        11,000                *
Richard P. Saslow(3)........................................        14,200                *
Douglas S. Peters(3)........................................        11,700                *
Kenneth S. George(3)........................................         8,000                *
C. Everett Koop(3)..........................................         3,000                *
All Directors, Executive Officers and 5% stockholders as a
  group.....................................................     5,549,459             53.1

---------------
 *  less than 1%

(1) Applicable percentage of ownership as of March 25, 1999 is based upon 10,358,259 shares of Common Stock outstanding, and is determined by assuming the exercise of options that are held by such persons (but not those held by any other person) which are exercisable within 60 days of the date hereof. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares shown as beneficially owned.

(2) 2,585,124 shares are held by The Richard D. Helppie, Jr. Trust, of which Mr. Helppie is the sole trustee, and 590,000 shares are held by The Richard D. Helppie, Jr. Ten Year Grantor Retained Annuity Trust, of which Mr. Helppie is the sole trustee.

(3) Includes shares issuable upon exercise of options currently exercisable or exercisable within 60 days from the date hereof as follows: Mr. Helppie 5,000 shares; Mr. Bracken 5,000 shares; Mr. Tashiro 7,000 shares; Mr. House 15,908 shares; Mr. Ballantyne 11,000 shares; Mr. Lachner 11,000 shares; Mr. Peters 11,000 shares; Mr. Saslow 13,200 shares; Mr. Silverman 8,000 shares; Mr. George 8,000 shares; and Dr. Koop 3,000 shares.

(4) According to Report on SEC's Schedule 13G, as of February 10, 1999 GEOCAPITAL, LLC has sole dispositive power over all shares listed.

(5) According to Report on SEC's Schedules 13G, as of February 11, 1999 AMVESCAP PLC shares voting and dispositive power of all shares listed with AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisors and Inc., INVESCO (NY) Asset Management, Inc.

              SECTION 16(a) BENEFICIAL OWNER REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's directors and executive officers, and any persons who own more than ten percent (10%) of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1998, all such Section 16(a) filing requirements were complied with, except for the following: (i) a Form 5 was to be filed by Richard D. Helppie, Jr., Richard P. Saslow, Reginald
M. Ballantyne, Kenneth S. George, C. Everett Koop, Bernard J. Lachner, Douglas
S. Peters, and John L. Silverman by February 15, 1999. Such forms are expected to be filed before April 15, 1999; (ii) a Form 4 was to be filed by John L. Silverman by January 10, 1999. Such form is expected to be filed before April 15, 1999; and (iii) a Form 3 was to be filed by C. Everett Koop by May 23, 1998. Such form is expected to be filed before April 15, 1999.

               STOCKHOLDER PROPOSALS FOR THE 2000 PROXY STATEMENT

     Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2000 Annual Meeting of Stockholders should submit the proposal in writing to: Secretary, Superior Consultant Holdings Corporation, 4000 Town Center, Suite 1100, Southfield, Michigan 48075. The Company must receive a proposal by December 14, 1999 in order to consider it for inclusion in the Proxy Statement for the 2000 Annual Meeting of Stockholders.

                               VOTING PROCEDURES

     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Grant Thornton LLP, the Company's independent public accountants, has audited the Company's financial statements for the fiscal year ended December 31, 1998. The Company expects representatives of Grant Thornton LLP to be present at the Meeting and to be available to respond to appropriate questions from stockholders. The Grant Thornton LLP representatives will be given an opportunity to make a statement if they desire.

                               OTHER INFORMATION

     A copy of the Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 1998 (excluding exhibits) will be furnished, without charge, by writing to Susan Synor, Investor Relations, Superior Consultant Holdings Corporation, 4000 Town Center, Suite 1100, Southfield, Michigan 48075.

                            SOLICITATION OF PROXIES

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

     The above Notice of Annual Meeting and Proxy Statement are sent by order of the Company's Board of Directors.

SUSAN M. SYNOR
Secretary

Southfield, Michigan
April 9, 1999

                                   APPENDIX A

                            SECOND AMENDMENT TO THE
                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                            LONG-TERM INCENTIVE PLAN

     The Superior Consultant Holdings Corporation Long-Term Incentive Plan shall be amended, effective May 6, 1999, as follows:

     Article III ("SHARES SUBJECT TO THE PLAN") shall be amended to read as follows:

          The aggregate number of Shares as to which Awards may be granted from time to time shall be four million (4,000,000) Shares (subject to adjustments for stock splits, stock dividends, and other adjustments described in Article XVII hereof).

          In accordance with Code Section 162(m), the aggregate number of Shares to which Awards may be granted in any one calendar year to any one Key Employee shall not exceed six hundred thousand (600,000) Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XVII hereof).

          From time to time, the Committee and appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and stock exchanges so as to make Shares available for issuance pursuant to the Plan. Shares subject to Awards that are forfeited, terminated, expired unexercised, canceled by agreement of the Company and the Participant, settled in cash in lieu of Common Stock, or in such manner that all or some of the Shares covered by such Awards are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards. Awards payable in cash shall not reduce the number of shares available for Awards under the Plan.

          Except as otherwise set forth herein, the aggregate number of Shares as to which Awards may be granted shall be subject to change only by means of an amendment of the Plan duly adopted by the Company and approved by the stockholders of the Company within one year before or after the date of adoption of the Amendment.

          This Second Amendment is adopted effective the 6th day of May, 1999.

                                        SUPERIOR CONSULTANT HOLDINGS
                                        CORPORATION

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.




1. ELECTION OF CLASS III DIRECTORS, for       For   Withhold   For All  2. To amend the Company's Long-Term    For  Against  Abstain
   a term expiring at the Annual Meeting of   All      All     Except      Incentive Plan to increase the      / /    / /      / /
   Stockholders in 2002 (mark one of the                                   aggregate number of shares of
   ovals).                                                                 common stock that may be issued
   Nominees: Richard D. Helppie, Jr.          / /      / /      / /        under the Plan from 2,400,000
             Richard P. Saslow and                                         shares to 4,000,000 shares
             C. Everett Koop                                               and to approve the Long-Term
   (INSTRUCTION: To withhold authority                                     Incentive Plan for purposes of
   to vote for any individual nominee,                                     Section 162(m) of the Internal
   write that nominee's name in the                                        Revenue Code of 1986, as amended.
   space below.)


                                                                        3. In their discretion, the Proxies
---------------------                                                      are authorized to vote upon such
                                                                           other business as may properly
                                                                           come before the meeting, or any
                                                                           adjournment thereof.




                                                                                                   Dated: ________________, 1999

                                                                       Signature(s) ___________________________________________

                                                                       ________________________________________________________
                                                                       Please sign exactly as name appears at left. When shares
                                                                       are held by joint tenants, both should sign. When signing
                                                                       as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please
                                                                       sign in full corporate name by President or other
                                                                       authorized officer. If as a partnership, please sign in
                                                                       full partnership name by authorized person.








                            /\FOLD AND DETACH HERE/\


                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

PROXY                                                                      PROXY

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                         4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints Richard D. Helppie, Jr. and Richard P. Saslow, and each of them, as Proxies with the power to appoint their substitutes, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value $0.01 per share, of Superior Consultant Holdings Corporation (the "Company") held of record by the undersigned on March 25, 1999, at the Annual Meeting of Stockholders when convened on Thursday, May 6, 1999, or any adjournment thereof.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SELECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

           PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

    IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT THE COMPANY AT 1-248-386-8300.

                  (Continued and to be signed on reverse side)